Exhibit 99.1

Delek Logistics Reports Third Quarter 2026 Results

•Delek Logistics reported net income of $47.4 million or $0.85 per unit, and adjusted EBITDA of $142.9 million
•Completed the construction of the integrated sour gas processing, treating, and handling solution at the Libby complex, successfully achieving first acid gas injection during the quarter
•Raising full-year 2026 adjusted EBITDA guidance to $530 million – $560 million, driven by strong year-to-date operational performance and including $15 million of contribution from 2026 organic growth projects
•On track to deliver an incremental $60 million of adjusted EBITDA in 2027 from the 2026 growth capital program
•Completed successful equity offering allowing for strengthening of balance sheet, decreasing leverage ratio to 3.85x
•Continued our consistent distribution growth with our 55th consecutive quarterly increase to $1.140/unit

BRENTWOOD, Tenn., November 6, 2026 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the third quarter 2026.
“Delek Logistics delivered another strong quarter in 2026, underscoring the durability of our integrated crude, gas, and water platform and the growing contribution from third-party cash flows," said Avigal Soreq, President of Delek Logistics’ general partner.
“We have completed the construction of our integrated sour gas system at the Libby Complex and are in the process of commissioning the facilities. With the growing demand for our sour gas treating and acid gas injection capabilities, DKL is increasingly positioned as a differentiated Delaware Basin midstream platform with a clear path to long-term value creation."
“With the confidence in the business, we are increasing our 2026 adjusted EBITDA guidance of $520 to $560 million to $530 to $560 million. In the 2026 guidance we have recognized approximately $15 million of growth related to growth capital spend within the year with an additional $60 million in EBITDA growth expected in 2027 related to this capital spend. This strong adjusted EBITDA growth, coupled with our successful third quarter equity offering and strengthened balance sheet, supports a more diversified cash flow profile and is enabled by disciplined management of liquidity and leverage. As we plan for 2027, we remain focused on executing on growth opportunities and continuing our economic separation and deconsolidation path from our sponsor " Mr. Soreq continued.
Delek Logistics reported third quarter 2026 net income of $47.4 million or $0.85 per diluted common limited partner unit. This compares to net income of $45.6 million, or $0.85 per diluted common limited partner unit, in the third quarter 2025. Net cash provided by operating activities was $187.9 million in the third quarter 2026 compared to $54.9 million in the third quarter 2025. Distributable cash flow, as adjusted was $73.1 million in the third quarter 2026, compared to $74.1 million in the third quarter 2025.
For the third quarter 2026, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $118.5 million compared to $108.5 million in the third quarter 2025. The increase was primarily driven by increased margins in the gathering and processing business. The third quarter 2026 EBITDA included $24.6 million of sales-type lease accounting impacts. For the third quarter 2026, Adjusted EBITDA was $142.9 million compared to $142.5 million in the third quarter 2025.
Distribution and Liquidity
On October 23, 2026, Delek Logistics declared a quarterly cash distribution of $1.140 per common limited partner unit for the third quarter 2026. This distribution will be paid on November 10, 2026 to unitholders of record on November 3, 2026. This represents a 1.8% increase over Delek Logistics’ third quarter 2025 distribution of $1.120 per common limited partner unit.
As of September 30, 2026, Delek Logistics had total debt of approximately $2.1 billion and cash of $49.0 million and a leverage ratio of approximately 3.85x, compared to a leverage ratio of 4.44x as of September 30, 2025. Delek Logistics has full access to and no borrowings from the $1.3 billion third party revolving credit facility.
Consolidated Operating Results
Adjusted EBITDA in the third quarter 2026 was $142.9 million compared to $142.5 million in the third quarter 2025. The $0.4 million increase in Adjusted EBITDA reflects higher margins in the current year.

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Gathering and Processing Segment
Adjusted EBITDA in the third quarter 2026 was $88.4 million compared with $82.8 million in the third quarter 2025. The increase was primarily due to increased margins.
Wholesale Marketing and Terminalling Segment
Adjusted EBITDA in the third quarter 2026 was $20.9 million, compared with third quarter 2025 Adjusted EBITDA of $21.4 million. The decrease was primarily due to the termination of the East Texas marketing agreement with our sponsor, Delek US Holdings and a decrease in wholesale margins.
Storage and Transportation Segment
Adjusted EBITDA in the third quarter 2026 was $19.8 million, compared with $19.3 million in the third quarter 2025.The increase was primarily due to increased volume and margins in our trucking operations.
Investments in Pipeline Joint Ventures Segment
During the third quarter 2026, Adjusted EBITDA from equity method investments was $26.5 million compared to $28.4 million in the third quarter 2025. The decrease was primarily due to a decrease in income from our investments in our Red River and other joint ventures, partially offset by an increase in income from W2W.
Corporate
Adjusted EBITDA in the third quarter 2026 was a loss of $12.7 million compared to a loss of $9.3 million in the third quarter 2025.
Third Quarter 2026 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its third quarter 2026 results on Friday, November 6, 2026 at 11:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.
About Delek Logistics Partners, LP
Delek Logistics is a midstream energy master limited partnership headquartered in Brentwood, Tennessee. Through its owned assets and joint ventures located primarily in and around the Permian Basin, the Delaware Basin and other select areas in the Gulf Coast region, Delek Logistics provides gathering, pipeline and other transportation services primarily for crude oil and natural gas customers, storage, wholesale marketing and terminalling services primarily for intermediate and refined product customers, and water disposal and recycling services. Delek US Holdings, Inc. ("Delek US") owns the general partner interest as well as a majority limited partner interest in Delek Logistics, and is also a significant customer.
Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense. Forward-looking statements include, but are not limited to, anticipated performance and financial position; statements regarding future growth at Delek Logistics; distributions and the amounts and timing thereof; potential dropdown inventory; projected benefits of the Delaware Gathering, Permian Gathering, H2O Midstream and Gravity Water Midstream acquisitions; expected earnings or returns from joint ventures or other acquisitions; expansion projects; ability to create long-term value for our unit holders; financial flexibility and borrowing capacity; and distribution growth.
Investors are cautioned that the following important factors, including among others, may affect these forward-looking statements: the fact that a significant portion of Delek Logistics' revenue is derived from Delek US, thereby subjecting us to Delek US' business risks; political or regulatory developments, including tariffs, taxes and changes in governmental policies relating to crude oil, natural gas, refined products or renewables; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; Delek Logistics' ability to realize cost reductions; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; risks and uncertainties with respect to the possible benefits of the Delaware Gathering, Permian Gathering, H2O Midstream and Gravity transactions, as well as from integration post-closing; risks related to exposure to Permian Basin crude oil, such as supply, pricing, gathering, production and transportation capacity; uncertainties regarding actions by OPEC and non-OPEC oil producing countries impacting crude oil production and pricing; an inability of Delek US to grow as expected as it relates to our potential future growth opportunities, including dropdowns, and other potential benefits; projected capital expenditures; scheduled turnaround activity; the results of our investments in joint ventures; and other risks as disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission.
Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.

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Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek Logistics undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof, except as required by applicable law or regulation.
Non-GAAP Disclosures
Our management uses certain "non-GAAP" operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our financial information presented in accordance with United States ("U.S.") Generally Accepted Accounting Principles ("GAAP"). These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income before interest, income taxes, depreciation and amortization and proportional interest, taxes, depreciation and amortization of equity method investments.
•Adjusted EBITDA - EBITDA adjusted for throughput and storage fees associated with the lease component of commercial agreements subject to sales-type lease accounting and certain identified infrequently occurring items, non-cash items, and items that are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.
•Distributable cash flow - calculated as net cash flow from operating activities adjusted for changes in assets and liabilities, maintenance capital expenditures net of reimbursements, sales-type lease receipts, net of income recognized and other adjustments.
•Distributable cash flow, as adjusted - calculated as distributable cash flow adjusted to exclude significant, infrequently occurring transaction costs.
Our EBITDA, Adjusted EBITDA, distributable cash flow and distributable cash flow, as adjusted, measures are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA and Adjusted EBITDA, financing methods;
•the ability of our assets to generate sufficient cash flow to make distributions to our unitholders on a current and on-going basis;
•Delek Logistics' ability to incur and service debt and fund capital expenditures; and
•the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of these non-GAAP measures provide information useful to investors in assessing our financial condition and results of operations and assists in evaluating our ongoing operating performance and liquidity for current and comparative periods. Non-GAAP measures should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings, net cash provided by operating activities and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Additionally, because EBITDA, Adjusted EBITDA, distributable cash flow and distributable cash flow, as adjusted may be defined differently by other partnerships in our industry, our definitions may not be comparable to similarly titled measures of other partnerships, thereby diminishing their utility. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures. However, due to the inherent difficulty and impracticability of estimating certain amounts required by U.S. GAAP with a reasonable degree of certainty at this time without unreasonable effort and imprecision, we have not provided a reconciliation of forward-looking Adjusted EBITDA guidance.

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Delek Logistics Partners, LP
Consolidated Balance Sheets (Unaudited)
(In thousands, except unit data)
	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$49,001	$10,892
Accounts receivable	115,696	114,544
Accounts receivable from related parties	258,701	216,641
Lease receivable - affiliate	39,038	36,362
Inventory	26,615	17,913
Other current assets	5,267	4,416
Total current assets	494,318	400,768
Property, plant and equipment:
Property, plant and equipment	1,990,620	1,827,530
Less: accumulated depreciation	(490,113)	(403,523)
Property, plant and equipment, net	1,500,507	1,424,007
Equity method investments	345,941	340,070
Customer relationship intangibles, net	216,373	233,022
Other intangibles, net	148,234	137,439
Goodwill	12,203	12,203
Operating lease right-of-use assets	7,978	11,683
Finance lease right-of-use assets	29,138	27,802
Net investment in leases - affiliate	153,797	185,656
Other non-current assets	13,571	6,618
Total assets	$2,922,060	$2,779,268

LIABILITIES AND PARTNERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$508,529	$292,908
Interest payable	36,488	30,557
Excise and other taxes payable	17,205	16,569
Current portion of operating lease liabilities	1,834	3,027
Current portion of finance lease liabilities	10,529	8,310
Accrued expenses and other current liabilities	4,604	5,122
Total current liabilities	579,189	356,493
Non-current liabilities:
Long-term debt, net of current portion	2,125,612	2,344,420
Operating lease liabilities, net of current portion	2,125	3,551
Finance lease liabilities, net of current portion	19,910	20,289
Asset retirement obligations	27,270	24,278
Other non-current liabilities	28,351	24,123
Total non-current liabilities	2,203,268	2,416,661
Total liabilities	2,782,457	2,773,154
Partners' (deficit) equity:
Common unitholders - public; 24,302,578 units issued and outstanding at September 30, 2026 (19,643,923 at December 31, 2025)	705,747	510,376
Common unitholders - Delek Holdings; 33,508,831 units issued and outstanding at September 30, 2026, exclusive of 359,372 issued units held by the Partnership in treasury (33,868,203 issued and outstanding at December 31, 2025)	(566,144)	(504,262)
Total partners' (deficit) equity	139,603	6,114
Total liabilities and partners' (deficit) equity	$2,922,060	$2,779,268

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Delek Logistics Partners, LP
Consolidated Statement of Income and Comprehensive Income (Unaudited)
(In thousands, except unit and per unit data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net revenues:
Affiliate	$184,201	$131,016	$555,655	$371,420
Third party	188,242	130,261	499,014	386,137
Net revenues	372,443	261,277	1,054,669	757,557
Cost of sales:
Cost of materials and other - affiliate	116,230	85,486	373,370	259,863
Cost of materials and other - third party	111,261	44,238	261,694	118,274
Operating expenses (excluding depreciation and amortization presented below)	46,414	43,472	135,804	121,627
Depreciation and amortization	38,257	34,128	110,524	86,505
Total cost of sales	312,162	207,324	881,392	586,269
Operating expenses related to wholesale business (excluding depreciation and amortization presented below)	346	381	1,338	1,285
General and administrative expenses	5,853	4,520	13,407	22,328
Depreciation and amortization	237	671	1,876	3,107
Other operating expense (income), net	374	3,013	1,280	(835)
Total operating costs and expenses	318,972	215,909	899,293	612,154
Operating income	53,471	45,368	155,376	145,403
Non-operating (income) expenses:
Interest income	(23,211)	(26,716)	(78,041)	(72,801)
Interest expense	49,383	47,991	171,065	130,803
Income from equity method investments	(20,581)	(21,878)	(46,695)	(42,564)
Other (income) expense, net	23	67	(33)	26
Total non-operating expenses, net	5,614	(536)	46,296	15,464
Income before income taxes	47,857	45,904	109,080	129,939
Income tax expense	439	344	439	771
Net income	47,418	45,560	108,641	129,168
Comprehensive income	47,418	45,560	$108,641	$129,168
Net income per unit:
Basic	$0.85	$0.85	$2.01	$2.41
Diluted	$0.85	$0.85	$2.00	$2.41
Weighted average common units outstanding:
Basic	55,600,366	53,467,306	54,104,363	53,505,419
Diluted	55,676,196	53,519,572	54,194,042	53,540,795

Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2026	2025	2026	2025
Cash flows from operating activities
Net cash provided by operating activities	$187,948	$54,937	$429,522	$193,910
Cash flows from investing activities
Net cash used in investing activities	(61,781)	(63,978)	(170,872)	(411,661)
Cash flows from financing activities
Net cash (used in) provided by financing activities	(90,871)	14,517	(220,541)	219,279
Net increase in cash and cash equivalents	35,296	5,476	38,109	1,528
Cash and cash equivalents at the beginning of the period	13,705	1,436	10,892	5,384
Cash and cash equivalents at the end of the period	$49,001	$6,912	$49,001	$6,912

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Significant Transactions During the Quarter Impacting Results:
Intercompany Leases
As a result of amendments to intercompany lease agreements in August 2024, we had to reassess lease classification for the agreements that contain leases under Accounting Standards Codification 842. As a result of these lease assessments, certain of these agreements met the criteria to be accounted for as sales-type leases for Delek Logistics and finance leases for Delek US. Therefore, portions of the minimum volume commitments under these agreements subject to sales-type lease accounting are recorded as interest income with the remaining amounts recorded as a reduction in net investment in leases. Prior to the amendments, these agreements were accounted for as operating leases and these minimum volume commitments were recorded as revenues.
Equity Offering
On August 14, 2026 Delek Logistics completed an underwritten offering of 4,600,000 common units representing limited interests in Delek Logistics at a price of $50 per unit. Net proceeds of the offering were used to repay outstanding borrowings under the Delek Logistics Revolving Facility.

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Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP (Unaudited)
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Reconciliation of Net Income to EBITDA:
Net income	$47,418	$45,560	$108,641	$129,168
Add:
Income tax expense	439	344	439	771
Depreciation and amortization	38,494	34,799	112,400	89,612
Proportional interest, taxes, depreciation and amortization from equity-method investments	5,960	6,527	18,875	19,882
Interest expense, net	26,172	21,275	93,024	58,002
EBITDA	118,483	108,505	333,379	297,435
Asset Impairment	—	2,802	—	2,802
Throughput and storage fees for sales-type leases	24,596	30,535	84,010	85,647
DPG Inventory Impact	(136)	100	129	1,000
Transaction costs	85	563	1,384	6,408
Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	$(90)	$—	(219)	—
Adjusted EBITDA	$142,938	$142,505	$418,683	$393,292

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$187,948	$54,937	$429,522	$193,910
Changes in assets and liabilities	(108,354)	20,563	(187,842)	15,041
Non-cash lease expense	(757)	(1,426)	(3,605)	(5,045)
Net distributions from equity method investments in investing activities	266	6,598	8,355	12,168
Regulatory and sustaining capital expenditures not distributable	(6,808)	(5,600)	(20,436)	(10,843)
Reimbursement from Delek Holdings for capital expenditures	10	9	32	28
Sales-type lease receipts, net of income recognized	1,385	(590)	5,969	8,437
Other non-cash adjustments	(693)	(907)	(396)	1,631
Distributable Cash Flow	72,997	73,584	231,599	215,327
Transaction costs	85	563	1,384	6,408
Distributable Cash Flow, as adjusted (1)	$73,082	$74,147	$232,983	$221,735

(1) Distributable cash flow adjusted to exclude transaction costs primarily associated with the H2O Midstream Acquisition and Gravity Acquisition.

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation (Unaudited)
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Distributions to partners of Delek Logistics, LP	$65,905	$59,898	$186,364	$178,830

Distributable cash flow	$72,997	$73,584	$231,599	$215,327
Distributable cash flow coverage ratio (1)	1.11x	1.23x	1.24x	1.20x
Distributable cash flow, as adjusted	73,082	74,147	$232,983	$221,735
Distributable cash flow coverage ratio, as adjusted (2)	1.11x	1.24x	1.25x	1.24x

(1) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period.
(2) Distributable cash flow coverage ratio, as adjusted is calculated by dividing distributable cash flow, as adjusted for transaction costs by distributions to be paid in each respective period.

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Delek Logistics Partners, LP
Segment Data (Unaudited)
(In thousands)

	Three Months Ended September 30, 2026
	Gathering and Processing	Wholesale Marketing and Terminalling	Storage and Transportation	Investments in Pipeline Joint Ventures	Corporate and Other	Consolidated
Net revenues:
Affiliate	$63,891	$94,099	$26,211	$—	$—	$184,201
Third party	140,014	47,019	1,209	—	—	188,242
Total revenue	$203,905	$141,118	$27,420	$—	$—	$372,443

Adjusted EBITDA	$88,422	$20,915	$19,798	$26,541	$(12,738)	$142,938
Transaction costs	—	—	—	—	85	85
DPG Inventory Impact	(136)	—	—	—	—	(136)
Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(90)	—	—	—	—	(90)
Throughput and storage fees for sales-type leases	11,053	4,021	9,522	—	—	24,596
Segment EBITDA	$77,595	$16,894	$10,276	$26,541	$(12,823)	118,483
Depreciation and amortization	$35,221	$507	$1,992	$—	$774	38,494
Proportional interest, taxes, depreciation and amortization from equity-method investments	$—	$—	$—	$5,960	$—	5,960
Interest income	$(9,827)	$(4,148)	$(9,236)	$—	$—	(23,211)
Interest expense	$—	$—	$—	$—	$49,383	49,383
Income tax expense						439
Net income						$47,418

	Nine Months Ended September 30, 2026
	Gathering and Processing	Wholesale Marketing and Terminalling	Storage and Transportation	Investments in Pipeline Joint Ventures	Corporate and Other	Consolidated
Net revenues:
Affiliate	$176,274	$303,878	$75,503	$—	$—	$555,655
Third party	377,446	117,764	3,804	—	—	499,014
Total revenue	$553,720	$421,642	$79,307	$—	$—	$1,054,669

Adjusted EBITDA	$275,408	$47,781	$61,240	$65,570	$(31,316)	$418,683
Transaction costs	—	—	—	—	1,384	1,384
DPG Inventory Impact	129	—	—	—	—	129
Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(219)	—	—	—	—	(219)
Throughput and storage fees for sales-type leases	33,897	12,515	37,598	—	—	84,010
Segment EBITDA	$241,601	$35,266	$23,642	$65,570	$(32,700)	333,379
Depreciation and amortization	102,332	2,037	5,717	—	2,314	112,400
Proportional interest, taxes, depreciation and amortization from equity-method investments	—	—	—	18,875	—	18,875
Interest income	(29,989)	(12,254)	(35,798)	—	—	(78,041)
Interest expense	—	—	—	—	171,065	171,065
Income tax expense						439
Net income						$108,641

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	Three Months Ended September 30, 2025
	Gathering and Processing	Wholesale Marketing and Terminalling	Storage and Transportation	Investments in Pipeline Joint Ventures		Corporate and Other	Consolidated
Net revenues:
Affiliate	$51,165	$56,816	$23,035	$—		$—	$131,016
Third party	81,044	47,925	1,292	—		—	130,261
Total revenue	$132,209	$104,741	$24,327	$—		$—	$261,277

Adjusted EBITDA	$82,787	$21,374	$19,280	$28,405		$(9,341)	$142,505
Transaction costs	—	—	—	—		563	563
DPG Inventory Impact	100	—	—	—		—	100
Throughput and storage fees not included in revenue	13,136	4,369	13,030	—		—	30,535
Segment EBITDA	$69,551	$14,203	$6,250	$28,405	$—	$(9,904)	108,505
Depreciation and amortization	$31,801	$811	$1,411	$—		$776	34,799
Proportional interest, taxes, depreciation and amortization from equity-method investments	$—	$—	$—	$6,527		$—	6,527
Interest income	(10,818)	(3,970)	(11,928)	—		—	(26,716)
Interest expense	$—	$—	$—	$—		$47,991	47,991
Income tax expense							344
Net income							$45,560

	Nine Months Ended September 30, 2025
	Gathering and Processing	Wholesale Marketing and Terminalling	Storage and Transportation	Investments in Pipeline Joint Ventures	Corporate and Other	Consolidated
Net revenues:
Affiliate	$128,830	$173,891	$68,699	$—	$—	$371,420
Third party	239,749	142,164	4,224	—	—	386,137
Total revenue	$368,579	$316,055	$72,923	$—	$—	$757,557

Adjusted EBITDA	$241,846	$62,431	$50,679	$62,446	$(24,110)	$393,292
Transaction costs	—	—	—	—	6,408	6,408
DPG Inventory Impact	1,000	—	—	—	—	1,000
Throughput and storage fees not included in revenue	39,409	13,250	32,988	—	—	85,647
Segment EBITDA	$201,437	$46,379	$17,691	$62,446	$(30,518)	297,435
Depreciation and amortization	$80,609	$2,715	$3,993	$—	$2,295	89,612
Proportional interest, taxes, depreciation and amortization from equity-method investments	$—	$—	$—	$19,882	$—	19,882
Interest income	(33,296)	(12,240)	(27,265)	—	—	(72,801)
Interest expense	$—	$—	$—	$—	$130,803	130,803
Income tax expense						771
Net income						$129,168

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Delek Logistics Partners, LP
Segment Capital Spending
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30, 2026
Gathering and Processing	2026	2025	2026	2025
Regulatory capital spending	$341	$286	$3,216	$286
Sustaining capital spending	2,201	3,282	11,803	5,922
Growth capital spending	37,073	44,026	133,738	229,915
Segment capital spending	39,615	47,594	148,757	236,123
Wholesale Marketing and Terminalling
Regulatory capital spending	10	174	84	185
Sustaining capital spending	1,881	473	1,961	617
Growth capital spending	2,741	—	3,148	—
Segment capital spending	4,632	647	5,193	802
Storage and Transportation
Regulatory capital spending	845	325	858	1,345
Sustaining capital spending	1,531	1,060	2,514	2,488
Growth capital spending	7,928	4	7,928	4
Segment capital spending	10,304	1,389	11,300	3,837
Consolidated
Regulatory capital spending	1,196	785	4,158	1,816
Sustaining capital spending	5,613	4,815	16,278	9,027
Growth capital spending	47,742	44,030	144,814	229,919
Total capital spending	$54,551	$49,630	$165,250	$240,762

Delek Logistics Partners, LP
Segment Operating Data (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Gathering and Processing Segment:
Throughputs (average bpd)
El Dorado Assets:
Crude pipelines (non-gathered)	70,109	71,802	68,756	68,340
Refined products pipelines to Enterprise Systems	52,240	59,679	49,680	56,442
El Dorado Gathering System	9,371	9,053	9,447	9,781
East Texas Crude Logistics System	31,471	31,317	31,020	30,462
Midland Gathering System	205,606	222,980	211,209	213,750
Plains Connection System	160,339	185,151	182,935	174,446
Delaware Gathering Assets:
Natural Gas Gathering and Processing (Mcfd(1))	93,777	62,692	79,574	61,157
Crude Oil Gathering (average bpd)	150,814	153,745	145,885	137,828
Water Disposal and Recycling (average bpd)	108,299	87,176	108,279	110,575
Midland Water Gathering System:
Water Disposal and Recycling (average bpd) (3)	512,436	573,028	599,854	620,910
Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd) (2)	—	67,439	—	67,609
West Texas marketing throughputs (average bpd)	3,117	2,680	6,328	8,058
West Texas gross margin per barrel	$9.99	$4.50	$5.41	$3.41
Terminalling throughputs (average bpd) (4)	158,907	145,808	151,423	144,629
(1) Mcfd - average thousand cubic feet per day.
(2) East Texas Marketing agreement was terminated on January 1, 2026.
(3) Includes freshwater sales of 15,196 bpd and 84,273 bpd for the three and nine months ended September 30, 2026, respectively, and 692 bpd and 9,314 bpd for the three and nine months ended September 30, 2025, respectively.
(4) Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas terminals, our El Dorado and North Little Rock, Arkansas terminals and our Memphis and Nashville, Tennessee terminals.

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Investor Relations and Media/Public Affairs Contact:
investor.relations@delekus.com
Information about Delek Logistics Partners, LP can be found on its website (www.deleklogistics.com), investor relations webpage (https://www.deleklogistics.com/investor-relations), news webpage (https://www.deleklogistics.com/news-releases) and its X account (@DelekLogistics).

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